                                                     Exhibit 99.2
                           Nordstrom, Inc.

                 Summary of Lead Director Compensation


For his continued service as Lead Director during the fiscal year ending January 28, 2006, and in addition to the normal director and committee member retainers, Mr. Hernandez will receive Nordstrom, Inc. shares worth $200,000 based upon the closing price of the Company's common stock on February 23, 2005 ($52.02).